                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13D/A
                                 (RULE 13D-101)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)

                              (AMENDMENT NO. 2)(1)


                              SHAW INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   820286 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                             G. WILLIAM SPEER, ESQ.
                            GABRIEL DUMITRESCU, ESQ.
                    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                       191 PEACHTREE ST., N.E., 16TH FLOOR
                             ATLANTA, GEORGIA 30303
                                 (404) 572-6600
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                NOVEMBER 30, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box. [ ]

         Note. Schedules filed regarding paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.
                       (Continued on the following pages)




--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 2 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                            (ENTITIES ONLY)
        Robert E. Shaw
----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                        NUMBER OF                                 197,395
                          SHARES
                       BENEFICIALLY
                         OWNED BY                            7
                           EACH
                        REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  567,840
                                                            ----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,832,743
                                                            ----------------------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  567,840
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,400,583
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.97%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 3 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                               (ENTITIES ONLY)

         Robert E. Shaw, L.P.                                58-2363546
----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         Georgia
----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   100,000

                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   100,000
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,000
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .08%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 4 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                            (ENTITIES ONLY)
         Anna Sue Shaw

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   0

                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   567,840
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   567,840
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         567,840
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [X]
         (Excludes 6,735,348 beneficially owned by spouse and reported elsewhere on this joint Statement.)
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .46%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A           PAGE 5 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
         Robert E. Shaw, Jr.

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   316,599
                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   316,599
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         316,599
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .26%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 6 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
         Susan S. Young

----------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                  (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         N/A

----------------------------------------------------------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                   SOLE VOTING POWER
                                                                   534,480
                         NUMBER OF
                          SHARES
                       BENEFICIALLY                           7
                         OWNED BY
                           EACH
                         REPORTING
                       PERSON WITH:
                                                            ----------------------------------------------------------------------
                                                              8    SHARED VOTING POWER
                                                                   0
                                                            ----------------------------------------------------------------------
                                                              9    SOLE DISPOSITIVE POWER
                                                                   534,480
                                                            ----------------------------------------------------------------------
                                                             10    SHARED DISPOSITIVE POWER
                                                                   0
----------------------------------------------------------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         534,480
----------------------------------------------------------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         .43%
----------------------------------------------------------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 7 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Thomas Tripp Shaw

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]
----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  383,846
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  383,846
                                                           -----------------------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        383,846
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .31%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        ------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 8 OF 50 PAGES
---------------------                                        ------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                        (ENTITIES ONLY)
        Lewis Clayton Shaw

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  605,812
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  605,812
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        605,812
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .49%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                        -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A         PAGE 9 OF 50 PAGES
---------------------                                        -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                        (ENTITIES ONLY)
        Julian D. Saul

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  288,222
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  217,721
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  11,448,946
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  217,721
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        11,666,667
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        9.39%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 10 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Julian D. Saul Family Trust                         58-6370082

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,267,883
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        6,267,883
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        5.05%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 11 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Saul Family Holdings, LLC

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia
----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER

                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7    288,222
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  5,181,063
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        5,181,063
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        4.17%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 12 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Anita Saul

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  217,721
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  217,721
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        217,721
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [X]
        (Excludes 11,448,946 beneficially owned by spouse and reported elsewhere on this joint Statement.)
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .18%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2                 SCHEDULE 13D/A        PAGE 13 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Anita Saul Family Trust                             58-6370177

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  195,211
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  195,211
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        195,211
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .16%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 14 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        W. Norris Little

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  318,640
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:                       ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  110,210
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  318,640
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  110,210
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        428,850
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .35%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 15 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Little Family Limited Partnership                   58-2274935

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  110,210
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                          ------------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                          ------------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  110,210
                                                          ------------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,210
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .09%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        PN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 16 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        William C. Lusk, Jr.

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  626,129
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  8,528
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  626,129
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  8,528
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        634,657
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .51%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 17 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Vance D. Bell

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  172,250
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  172,250
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        172,250
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .14%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 18 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Gerald R. Embry

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  342,682
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  4,844
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  342,682
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  4,844
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        347,526
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .28%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 19 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Spright D. Holland

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  62,670
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  1,450
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  62,670
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  1,470
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        64,120
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .05%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2               SCHEDULE 13D/A          PAGE 20 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Kenneth G. Jackson

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  74,812
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  74,812
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        74,812
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .06%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2              SCHEDULE 13D/A           PAGE 21 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                           (ENTITIES ONLY)
        Jeffrey Todd Meadows

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  47,683
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  47,683
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        47,683
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .03%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 22 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                          (ENTITIES ONLY)
        Percy D. Merritt

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  88,567
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  88,567
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        88,567
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .07%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 23 OF 50 PAGES
---------------------                                       -------------------

----------------------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Henry H. Long

----------------------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                         (a) [X]
                                                                                                                 (b) [ ]

----------------------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

----------------------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                      [ ]

----------------------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

----------------------------------------------------------------------------------------------------------------------------------
                                                                  SOLE VOTING POWER
                                                                  89,161
                        NUMBER OF
                          SHARES
                       BENEFICIALLY                          7
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                           -----------------------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                           -----------------------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  89,161
                                                           -----------------------------------------------------------------------
                                                            10    SHARED DISPOSITIVE POWER
                                                                  0
----------------------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        89,161
----------------------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                        [ ]
----------------------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .07%
----------------------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
----------------------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 24 OF 50 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                              (ENTITIES ONLY)
        Julius C. Shaw, Jr.

-----------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------
  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A
-----------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  591,212
                                                             ----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        591,212
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .48%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 25 OF 50 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                   (ENTITIES ONLY)
        J.C. Shaw
-----------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------

  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS

        N/A
-----------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             -----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  64,622
                                                             -----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,313,931
                                                             -----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  64,622
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,378,553
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.14%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON

        IN
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 26 OF 50 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Shaw Family Holdings, LLC                           58-2181616
---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                             (b) [ ]
---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia
---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 27 OF 50 PAGES
---------------------                                       -------------------

-----------------------------------------------------------------------------------------------

  1     NAMES OF REPORTING PERSONS       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                   (ENTITIES ONLY)
        Legacy Strata, LLC
-----------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                        (b) [ ]
-----------------------------------------------------------------------------------------------

  3     SEC USE ONLY

-----------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS

        N/A
-----------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                             [ ]

-----------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Georgia

-----------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:                               0
                                                             -----------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             -----------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  6,309,656
                                                             -----------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
-----------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        6,309,656
-----------------------------------------------------------------------------------------------

  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES               [ ]
-----------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        5.08%
-----------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON

        00
-----------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 28 OF 50 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Linda Saul Schejola
---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a)  [X]
                                                                                                             (b)  [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY
---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A
---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   [ ]

---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------

                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 77,969
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  7,777,777
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,777,777
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.27%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 29 OF 50 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Linda Saul Schejola Family Trust                    58-6371766

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [X]
                                                                                                            (b) [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                                                 [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  7,699,808
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        7,699,808
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.21%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 30 OF 50 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
         R. Julian McCamy

---------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [X]
                                                                                                              (b) [ ]
---------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                  [ ]
---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  427,236
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ---------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ---------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  3,163,344
                                                             ---------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,163,344
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        2.55%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 31 OF 50 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Eleanor Shaw McCamy

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                     (a) [X]
                                                                                                             (b) [ ]
---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        United States of America

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             -------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             -------------------------------------------------------

                                                             9    SOLE DISPOSITIVE POWER
                                                                  0
                                                             -------------------------------------------------------

                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [X]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        0
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        IN
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2            SCHEDULE 13D/A             PAGE 32 OF 50 PAGES
---------------------                                       -------------------



---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
         McCamy Capital, LLC

---------------------------------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) [X]
                                                                                                              (b) [ ]
---------------------------------------------------------------------------------------------------------------------
  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------
  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                  [ ]
---------------------------------------------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of Georgia

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                                                                  0
                        NUMBER OF
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             ---------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             ---------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  1,838,771
                                                             ---------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,838,771
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        1.48%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        00
---------------------------------------------------------------------------------------------------------------------

---------------------                                       -------------------
CUSIP NO. 820286 10 2             SCHEDULE 13D/A            PAGE 33 OF 50 PAGES
---------------------                                       -------------------

---------------------------------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS                          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                                                                 (ENTITIES ONLY)
        Club Development Associates, Inc.                   56-1598768

---------------------------------------------------------------------------------------------------------------------

  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                    (a) [X]
                                                                                                            (b) [ ]

---------------------------------------------------------------------------------------------------------------------

  3     SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------

  4     SOURCE OF FUNDS
        N/A

---------------------------------------------------------------------------------------------------------------------

  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d)
        OR 2(e)                                                                                                 [ ]

---------------------------------------------------------------------------------------------------------------------

  6     CITIZENSHIP OR PLACE OF ORGANIZATION
        State of North Carolina

---------------------------------------------------------------------------------------------------------------------
                                                             7    SOLE VOTING POWER
                        NUMBER OF                                 0
                          SHARES
                       BENEFICIALLY
                         OWNED BY
                           EACH
                        REPORTING
                       PERSON WITH:
                                                             --------------------------------------------------------
                                                             8    SHARED VOTING POWER
                                                                  0
                                                             --------------------------------------------------------
                                                             9    SOLE DISPOSITIVE POWER
                                                                  110,526
                                                             --------------------------------------------------------
                                                             10   SHARED DISPOSITIVE POWER
                                                                  0
---------------------------------------------------------------------------------------------------------------------
  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        110,526
---------------------------------------------------------------------------------------------------------------------
  12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                     [ ]
---------------------------------------------------------------------------------------------------------------------
  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        .09%
---------------------------------------------------------------------------------------------------------------------
  14    TYPE OF REPORTING PERSON
        CO
---------------------------------------------------------------------------------------------------------------------

                        AMENDMENT NO. 2 TO SCHEDULE 13D

         This Statement on Schedule 13D/A (this "Statement"), which is being filed jointly by the Reporting Persons (as defined in Item 2) also constitutes Amendment No. 2 to the Statement on Schedule 13D ("Schedule 13D") filed with the Securities and Exchange Commission (the "Commission") on October 30, 2000, as amended by Amendment No. 1 to the Schedule 13D filed with the Commission on November 2, 2000 (the "First Amendment"), with respect to shares of Common Stock, no par value per share ("Common Stock"), of Shaw Industries, Inc., a Georgia corporation (the "Issuer"). This Statement amends and restates the
Schedule 13D, as amended, in its entirety to reflect stock transfers by certain of the beneficial owners of the Issuer, which stock transfers require the addition of certain beneficial owners as Reporting Persons and change the amount of beneficially owned shares of Common Stock previously reported by certain of the Reporting Persons (see paragraph 1 of Item 2 below).

ITEM 1.  SECURITY AND ISSUER

         The class of equity securities to which this Statement relates is the shares of Common Stock of the Issuer. The address of the principal executive offices of Issuer is 616 East Walnut Avenue, Dalton, Georgia 30722.

         Prior to the filing of the Schedule 13D, (i) each of Robert E. Shaw and Julian D. Saul had filed a statement of Schedule 13D with respect to the shares of Common Stock beneficially owned by them, (ii) Linda Saul Schejola and Linda Saul Schejola Family Trust had filed jointly a statement on Schedule 13G with respect to the shares of Common Stock beneficially owned by them, and (iii)
J. C. Shaw had filed a statement on Schedule 13G with respect to the shares of Common Stock beneficially owned by him. None of the other Reporting Persons
(as defined below) had previously filed a statement on Schedule 13D or Schedule 13G with respect to shares of Common Stock of the Issuer.

ITEM 2.  IDENTITY AND BACKGROUND

         This Statement is being filed by Robert E. Shaw, Robert E. Shaw, L.P., Anna Sue Shaw, Robert E. Shaw, Jr., Susan S. Young, Thomas Tripp Shaw, Lewis Clayton Shaw, Julian D. Saul, Julian D. Saul Family Trust, Saul Family Holdings, LLC, Anita Saul, Anita Saul Family Trust, W. Norris Little, Little Family Limited Partnership, William C. Lusk, Jr., Vance D. Bell, Gerald R. Embry, Spright D. Holland, Kenneth G. Jackson, Jeffrey Todd Meadows, Percy D. Merritt, Henry H. Long, Julius C. Shaw, Jr., J. C. Shaw, Legacy Strata, LLC, Shaw Family Holdings, LLC, Linda Saul Schejola, Linda Saul Schejola Family Trust, R. Julian McCamy, Eleanor Shaw McCamy, McCamy Capital, LLC, and Club Development Associates, Inc. (individually, a "Reporting Person" and, together, the "Reporting Persons"). Saul Family Holdings, LLC, Legacy Strata, LLC, McCamy Capital, LLC and Club Development Associates, Inc. have been added as Reporting Persons as a result of transfers of Issuer Common Stock made by Mr. and Mrs. Saul and trusts controlled by them to Saul Family Holdings, LLC; J.C. Shaw and Shaw Family Holdings, LLC to Legacy Strata, LLC; Mr. and Mrs. McCamy to McCamy Capital, LLC; and Shaw Family Holdings, LLC to Club Development Associates, Inc.

         The Reporting Persons may be deemed to have formed a "group" within the meaning of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), together with Berkshire Hathaway Inc., SII Acquisition, Inc. and Warren E. Buffet (who the Reporting Persons believe may be deemed to control Berkshire Hathaway Inc.) as a result of entering into the Contribution Agreement and/or the Voting Agreement described in Item 3 below or having agreed to be bound by the terms of the Voting Agreement.

(a)-(c) The information set forth in Appendix A is incorporated herein by reference.

(d)-(e) During the last five years, none of the Reporting Persons, nor any other person named above, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such entity was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f) All of the Reporting Persons who are natural persons are citizens of the United States of America.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         On October 19, 2000, the Issuer entered into an Agreement and Plan of Merger (the "Merger Agreement") with Berkshire Hathaway Inc. ("Berkshire") and SII Acquisition, Inc. ("Merger Sub"), a corporation which will be owned by an investor group comprised of Berkshire and Robert E. Shaw, certain of Mr. Shaw's family members and family-related entities, Julian D. Saul, his wife and two family trusts, and certain directors and other members of management of the Issuer (together, excluding Berkshire, the "Continuing Shareholders"). Under the terms of the Merger Agreement, Merger Sub will merge with and into the Issuer (the "Merger"), and the Issuer will continue in existence as the surviving corporation (the "Surviving Corporation"). In the Merger, each outstanding share of Common Stock (other than those shares contributed by Berkshire and the Continuing Shareholders to Merger Sub pursuant to the Contribution Agreement described below and those held by dissenting shareholders) will be converted into the right to receive $19.00 in cash, without interest (the "Merger Consideration").

         In connection with the Merger Agreement, and as contemplated by the terms thereof, the Continuing Shareholders entered into a contribution and participation agreement, dated October 19, 2000 (as amended and restated as of December 1, 2000 to reflect certain of the transfers referred to in Item 2 above, the "Contribution Agreement") with Merger Sub and Berkshire.

         Pursuant to the Contribution Agreement, Berkshire will contribute 2,194,200 shares of Common Stock and $2,016,686,315 in cash and the Continuing Shareholders will contribute an aggregate amount of 15,802,638 shares of Common Stock to Merger Sub. In exchange for such contributions, Berkshire and the Continuing Shareholders will receive 108,335,585 and 15,802,638 shares, respectively, of Merger Sub common stock which, in the Merger, will be converted into shares of common stock of the Surviving Corporation. The Contribution Agreement, among other things, restricts the ability of the Continuing Shareholders to freely transfer the shares of Common Stock of the Issuer held by them pending the Merger and the shares of common stock of the Surviving Corporation held by them following the Merger, and grants the Continuing Shareholders certain rights to sell, and to Berkshire certain rights to cause Continuing Shareholders to sell, their shares in connection with sales of stock of the Surviving Corporation held by Berkshire. The Contribution Agreement also establishes certain rights of the Continuing Shareholders to require Berkshire to purchase, and certain rights of Berkshire to require the Continuing Shareholders to sell to it, their shares of common stock of the Surviving Corporation at a formula based price.

         In addition, in connection with and as contemplated by the Merger Agreement, on October 19, 2000, certain shareholders of the Issuer entered into a voting agreement with Berkshire (as amended and restated as of October 30, 2000, the "Voting Agreement").

         Pursuant to the terms of the Voting Agreement, the Reporting Persons parties thereto have agreed to vote the 35,200,790 shares of Common Stock owned by them in favor of the Merger and against any third party proposal, and each of such Reporting Persons has granted Berkshire an irrevocable proxy to vote the shares of Common Stock owned by such Reporting Person at the special meeting of shareholders called to consider and vote upon the Merger and any other meeting of shareholders of the Issuer at which the Merger is considered. In addition, pursuant to the terms of the Voting Agreement, the Reporting Persons parties to it are restricted from transferring or otherwise disposing of the shares of Common Stock which are subject to the Amended Voting Agreement, unless Berkshire consents to the transfer.

         Certain parties to the Voting Agreement have transferred certain of the shares held by them effective as of November 30, 2000 and Berkshire consented to such transfers effective as of December 1, 2000. The transferred shares continue to be subject to the proxy granted to Berkshire pursuant to the Voting Agreement. In addition, all of the transferees, except for transferees of 10,661 shares of Common Stock of the Issuer, have agreed to be bound by all the terms of the Voting Agreement.

         The foregoing discussion of the Merger Agreement, the Contribution Agreement, and the Voting Agreement is qualified in its entirety by reference to such agreements, which are filed as Exhibits to this Statement and are incorporated by reference herein.

         Although the Reporting Persons may be deemed to have formed a "group" within the meaning of Section 13(d) or 13(g) of the Exchange Act, the disclosure set forth in this Statement shall not be construed as an admission that such persons have in fact formed such a "group." Each of the Reporting Persons does not have the power to direct the votes or dispose of the shares of Common Stock owned by the other Reporting Persons and, therefore, each hereby expressly disclaims beneficial ownership of any shares of Common Stock other than those listed on the cover page with respect to such person.

ITEM 4.  PURPOSE OF TRANSACTION

(a)-(b) The information set forth in Item 3 above and Item 5 and 6 below is incorporated herein by reference. The purpose of the Merger is to provide the Issuer's public shareholders cash for their shares, to permit Berkshire and the Continuing Shareholders to acquire the Issuer, and to terminate the status of Issuer as a company with publicly traded equity securities. The transaction has been structured as a cash merger in order to provide the public shareholders of the Issuer with cash for all of their shares and to provide an orderly transfer of ownership of the Issuer.

(c)      Not applicable.

(d) From and after the effective time of the Merger, the officers of the Issuer will be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed or elected. The directors of Merger Sub will become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected.

(e) In connection with the Merger and pursuant to the Merger Agreement, each share of Common Stock of the Issuer outstanding at the time of the Merger (other than the shares of Common Stock to be held at that time by Merger Sub and those held by dissenting shareholders) will be converted into the right to receive the Merger Consideration.
         Following completion of the Merger, it is expected that Berkshire will own approximately 87.3% and the Continuing Shareholders will own in the aggregate approximately 12.7% of the issued and outstanding capital stock of the Surviving Corporation.

(f)      Not applicable.

(g) From and after the effective time of the Merger, the articles of incorporation of the Issuer in effect at the effective time will be the articles of incorporation of the Surviving Corporation, but shall be amended, immediately after filing the Certificate of Merger, to conform to the articles of incorporation of Merger Sub and shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended. The bylaws of Merger Sub as in effect at the effective time shall be the bylaws of the Surviving Corporation until thereafter changed or amended.

(h)-(i) Upon the effective time of the Merger, it is expected that the Common Stock will be delisted from the New York Stock Exchange and the Pacific Stock Exchange and will become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

(j)      Not applicable.


ITEM 5.  INTEREST IN SECURITIES OF ISSUER

(a)-(b) The information set forth in Appendix B is incorporated herein by reference. As of the date hereof, the Reporting Persons beneficially own, in the aggregate, 40,877,025 shares of Common Stock, representing 32.82% of the issued and outstanding Common Stock of the Issuer. In the Contribution Agreement, Berkshire has disclosed that it owns 2,194,200 shares of Common Stock, representing 1.77% of the issued and outstanding Common Stock of the Issuer.

(c)      None of the Reporting Persons or any other person named in response to
         Item 2 effected any transaction in the Common Stock of the Issuer since September 1, 2000 other than routine acquisitions within the Issuer's 401(k) plan and except that (i) Spright D. Holland disposed of 1,600 shares of Common Stock by gift on October 7, 2000 and (ii) that the following transfers were effected as of November 30, 2000:

         A. Shaw Family Holdings, LLC distributed an aggregate of 1,054,603 shares to the holders of its outstanding interests;

         B.       J.C. Shaw contributed 5,366,540 shares to Legacy Strata, LLC;

         C. Julius C. Shaw, Jr. received 555,636 of the shares distributed by Shaw Family Holdings, LLC and contributed 554,675 of such shares to Legacy Strata, LLC and transferred 961 shares to a third party;

         D. Legacy Strata, LLC acquired 6,309,656 shares as contributions from holders of interests therein (including the 944,077 of the shares distributed by Shaw Family Holdings, LLC (see clause (A) above));

         E. Club Development Associates, Inc. acquired 110,526 of the shares distributed by Shaw Family Holdings, LLC (see clause
                  (A) above);

         F. Julian D. Saul and the Julian D. Saul Family Trust contributed an aggregate of 5,009,795 shares to the Saul Family Holdings, LLC;

         G. Anita Saul and the Anita Saul Family Trust contributed an aggregate of 171,268 shares to the Saul Family Holdings, LLC;

         H. Saul Family Holdings, LLC acquired 5,181,063 shares contributed to it by the holders of its interest (see clauses
                  (F) and (G) above);

         I. R. Julian McCamy contributed 675,602 of the shares beneficially owned by him to McCamy Capital, LLC;

         J. Eleanor Shaw McCamy transferred 1,163,169 shares to R. Julian McCamy who in turn contributed such shares to McCamy Capital, LLC;

         K. McCamy Capital, LLC acquired 1,838,771 shares contributed to it by R. Julian McCamy (see clauses (I) and (J) above).

(d)      Not applicable.

(e)      Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         The information set forth in Items 3 and 4 above is incorporated herein by reference. To induce Berkshire and Merger Sub to enter into the Merger Agreement, certain of the Reporting Persons entered into the Voting Agreement.

         In connection with the irrevocable proxy given to Berkshire under the Voting Agreement, Berkshire has entered into an investor voting agreement with the Issuer (the "Investor Voting Agreement") under which Berkshire has agreed to vote an aggregate of 13,433,261 shares of Common Stock, which are subject to both the Voting Agreement and the Contribution Agreement, in the same proportion as the other shares of Common Stock voting on the approval of the merger and the Merger Agreement are voted on such matters.

         The foregoing discussion of the Investor Voting Agreement is qualified in its entirety by reference to the Investor Voting Agreement filed as an Exhibit to this Statement, and is incorporated by reference herein.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS


(c)      Exhibits.

         99.1 Agreement and Plan of Merger, dated as of October 19, 2000, by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Form 8-K/A filed with the Commission on November 2, 2000.]

         99.2 Amended and Restated Contribution and Participation Agreement, dated as of December 1, 2000, by and among SII Acquisition, Inc., Berkshire Hathaway Inc. and the Continuing Holders. [Incorporated by reference to Appendix B to the Issuer's Definitive Proxy Statement on Schedule 14A filed with the Commission on December 8, 2000.]

         99.3 Amended and Restated Voting Agreement, dated as of October 30, 2000, by and among Berkshire Hathaway Inc., SII Acquisition, Inc. and the shareholders referenced therein. [Incorporated by reference to Appendix C to the Issuer's Definitive Proxy Statement on Schedule 14A filed with the Commission on December 8, 2000.]

         99.4 Investor Voting Agreement, dated as of October 19, 2000, by and between Berkshire Hathaway Inc. and Shaw Industries, Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.5 Power of Attorney. [Incorporated by reference to Exhibit of the same number to the Schedule 13D filed with the Commission on October 30, 2000.]

         99.6     Power of Attorney.

         99.7     Power of Attorney.

         99.8     Amended and Restated Joint Filing Agreement.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                                 Dated: December 8, 2000


                                                 ROBERT E. SHAW*
                                                 ----------------------------
                                                 Robert E. Shaw


                                                 ROBERT E. SHAW, L.P.

                                                 By: ROBERT E. SHAW*
                                                    -------------------------
                                                 Name:  Robert E. Shaw
                                                 Title: General Partner


                                                 ANNA SUE SHAW*
                                                 ----------------------------
                                                 Anna Sue Shaw*


                                                 ROBERT E. SHAW, JR.*
                                                 ----------------------------
                                                 Robert E. Shaw, Jr.


                                                 SUSAN S. YOUNG*
                                                 ----------------------------
                                                 Susan S. Young


                                                 THOMAS TRIPP SHAW*
                                                 ----------------------------
                                                 Thomas Tripp Shaw


                                                 LEWIS CLAYTON SHAW*
                                                 ----------------------------
                                                 Lewis Clayton Shaw


                                                 JULIAN D. SAUL*
                                                 ----------------------------
                                                 Julian D. Saul


                                                 JULIAN D. SAUL FAMILY TRUST


                                                 By: JULIAN D. SAUL*
                                                    -------------------------
                                                 Name:  Julian D. Saul
                                                 Title: Trustee

                                    SAUL FAMILY HOLDINGS, LLC

                                    BY: JULIAN D. SAUL*
                                        ----------------------------------------
                                    Name: Julian D. Saul
                                    Title: Manager


                                    ANITA SAUL*
                                    --------------------------------------------
                                    Anita Saul


                                    ANITA SAUL FAMILY TRUST

                                    BY: ANITA SAUL*
                                        ----------------------------------------
                                    Name: Anita Saul
                                    Title: Trustee


                                    NORRIS LITTLE*
                                    --------------------------------------------
                                    Norris Little


                                    LITTLE FAMILY LIMITED
                                    PARTNERSHIP

                                    By: NORRIS LITTLE*
                                        ----------------------------------------
                                    Name: W. Norris Little
                                    Title: General Partner


                                    WILLIAM C. LUSK*
                                    --------------------------------------------
                                    William C. Lusk


                                    VANCE D. BELL*
                                    --------------------------------------------
                                    Vance D. Bell


                                    GERALD EMBRY*
                                    --------------------------------------------
                                    Gerald Embry


                                    SPRIGHT D. HOLLAND*
                                    --------------------------------------------
                                    Spright D. Holland


                                    KENNETH G. JACKSON*
                                    --------------------------------------------
                                    Kenneth G. Jackson

                                             JEFFREY TODD MEADOWS*
                                             -----------------------------------
                                             Jeffrey Todd Meadows

                                             PERCY D. MERRITT*
                                             -----------------------------------
                                             Percy D. Merritt

                                             HENRY H. LONG*
                                             -----------------------------------
                                             Henry H. Long

                                             JULIUS C. SHAW, JR.*
                                             -----------------------------------
                                             Julius C. Shaw, Jr.

                                             J.C. SHAW*
                                             -----------------------------------
                                             J.C. Shaw


                                             SHAW FAMILY HOLDINGS, LLC


                                             By: J.C. SHAW*
                                                 -------------------------------
                                             Name: J.C. Shaw
                                             Title: Manager


                                             LEGACY STRATA, LLC


                                             By: J.C. SHAW*
                                                 -------------------------------
                                             Name: J.C. Shaw
                                             Title: Manager

                                             LINDA SAUL SCHEJOLA*
                                             -----------------------------------
                                             Linda Saul Schejola


                                             LINDA SAUL SCHEJOLA FAMILY TRUST


                                             By: LINDA SAUL SCHEJOLA*
                                                 -------------------------------
                                             Name: Linda Saul Schejola
                                             Title: Trustee

                                             R. JULIAN MCCAMY*
                                             -----------------------------------
                                             R. Julian McCamy

                                     ELEANOR SHAW MCCAMY*
                                     -----------------------------
                                     Eleanor Shaw Mccamy*


                                     MCCAMY CAPITAL, LLC


                                     By: R. JULIAN MCCAMY*
                                     -----------------------------
                                     Name: R. Julian Mccamy
                                     Title: Manager


                                     CLUB DEVELOPMENT ASSOCIATES,
                                     INC.

                                     By: MIKE SANDERS*
                                     -----------------------------
                                     Name: Mike Sanders
                                     Title: President


                                     *By /s/ROBERT R. HARLIN
                                     -----------------------------
                                            Robert R. Harlin
                                            Attorney-in-Fact

                                   APPENDIX A



         The table below sets forth, for each Reporting Person who is a natural person and any other person named pursuant to Item 2, the name and principal business and address of any organization in which such employment is conducted. Unless otherwise indicated (i) the principal occupation or employment is with Shaw Industries, Inc., the world's largest carpet manufacturer and (ii) the business address is the same as the address of employer.

         NAME AND                             PRINCIPAL OCCUPATION          NAME, ADDRESS AND PRINCIPAL
      BUSINESS ADDRESS                            OR EMPLOYMENT                 BUSINESS OF EMPLOYER
      ----------------                        --------------------          ----------------------------
Robert E. Shaw                                Chairman and Chief            Shaw Industries, Inc.
                                              Executive Officer             616 East Walnut Avenue
                                                                            Dalton, GA  30722

Anna Sue Shaw                                 Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

Robert E. Shaw, Jr.                           Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

Susan S. Young                                Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

Thomas Tripp Shaw                             President of Georgia Woven    Georgia Woven
c/o Shaw Industries, Inc.                                                   2124 South Hamilton Street
616 East Walnut Avenue                                                      Dalton, GA  30722
Dalton, GA  30722                                                           (Operator of rug outlet stores)

Lewis Clayton Shaw                            Restaurateur                  The Great American Soup Company
c/o Shaw Industries, Inc.                                                   4686 S. Atlanta Road
616 East Walnut Avenue                                                      Vinings, GA  30082
Dalton, GA  30722                                                           (Restaurant)

Julian D. Saul                                President                     Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

          NAME AND                           PRINCIPAL OCCUPATION          NAME, ADDRESS AND PRINCIPAL
      BUSINESS ADDRESS                           OR EMPLOYMENT                 BUSINESS OF EMPLOYER
      ----------------                       ---------------------         ---------------------------

Anita Saul                                    Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

W. Norris Little, Jr.                         Director and Vice Chairman    Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Billie Mancin Little                          Private Investor
c/o Shaw Industries, Inc.
616 East Walnut Avenue
Dalton, GA  30722

William C. Lusk, Jr.                          Retired Senior Vice
c/o Shaw Industries, Inc.                     President and Treasurer
616 East Walnut Avenue
Dalton, GA  30722

Vance D. Bell                                 Executive Vice President,     Shaw Industries, Inc.
                                              Operations                    616 East Walnut Avenue
                                                                            Dalton, GA  30722

Gerald R. Embry                               Controller                    Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Spright D. Holland                            Vice President, Logistics     Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Kenneth G. Jackson                            Executive Vice President      Shaw Industries, Inc.
                                              and Chief Financial Officer   616 East Walnut Avenue
                                                                            Dalton, GA  30722

Jeffrey Todd Meadows                          Vice President, Rug Division  Shaw Industries, Inc.
                                                                            616 East Walnut Avenue
                                                                            Dalton, GA  30722

Percy D. Merritt                              Vice President, Sales and     Shaw Industries, Inc.
                                              Marketing, Residential        616 East Walnut Avenue
                                              Division                      Dalton, GA  30722

Henry H. Long                                 Executive Vice President,     Shaw Industries, Inc.
                                              Contract Division             616 East Walnut Avenue
                                                                            Dalton, GA  30722

Mike Sanders                                  President, Legacy             Legacy Golf Management, LLC
                                              Golf Management, LLC          850 Indian Mounds Rd.
                                                                            Cartersville, Georgia 30120

         The table below sets forth, for each Reporting Person which is a corporation, general partnership, limited partnership, syndicate or other group of persons, its name, the state or other place of organization, its principal business, the address of its principal office, which, is the same as the address of its principal office.


                                           STATE OF
                                         INCORPORATION             PRINCIPAL
       NAME                             OR ORGANIZATION             BUSINESS                 ADDRESS
       ----                             ---------------           ------------               -------
Robert E. Shaw, L.P.                           Georgia            Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Saul Family Holdings, LLC                      Georgia            Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA 30722

Julian D. Saul Family Trust                    Georgia            Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Anita Saul Family Trust                        Georgia            Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Little Family Partnership                      Georgia            Holding of          104 North Goose Hill Road
                                                                  securities and      Rocky Face, GA 30740
                                                                  other investments

Shaw Family Holdings, LLC                      Georgia            Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA  30722

Legacy Strata, LLC                             Georgia            Holding of          c/o Shaw Industries, Inc.
                                                                  securities and      616 East Walnut Avenue
                                                                  other investments   Dalton, GA 30722

Linda Saul Schejola Family Trust               Georgia            Holding of          1106 West Lakeshore Dr.
                                                                  securities and      Dalton, GA  30722
                                                                  other investments

McCamy Capital, LLC                            Georgia            Holding of          c/o McCamy Properties
                                                                  securities and      3469 Knollwood Drive NW
                                                                  other investments   Atlanta, GA 30305

Club Development Associates, Inc.           North Carolina        Holding of          3682 Gatehurst Court
                                                                  securities and      Smyrna, GA 30080
                                                                  other investments

                                   APPENDIX B

                                                     SOLE         SHARED VOTING AND        CURRENT*
                              SOLE VOTING         DISPOSITIVE        DISPOSITIVE           RIGHT TO                         %
      NAME                       POWER               POWER              POWER              ACQUIRE        TOTAL       OUTSTANDING(1)
      ----                    -----------         -----------     -----------------       ---------      -------      --------------
Robert E. Shaw                   197,395           6,832,348             567,840                0        7,400,583          5.97
Robert E. Shaw, L.P.             100,000             100,000                   0                0          100,000           .08
Anna Sue Shaw                          0                   0             567,840                0          567,840           .05
Robert E. Shaw, Jr.              316,599             316,599             316,599                0          316,599           .26
Susan S. Young                   534,480             534,480                   0                0          534,480           .43
Thomas Tripp Shaw                383,846             383,846                   0                0          383,846           .31
Lewis Clayton Shaw               605,812             605,812                   0                0          605,812           .49
Julian D. Saul                   288,222          11,448,946             217,721                0       11,666,667          9.41
Julian D. Saul Family Trust            0           6,267,883                   0                0       11,160,724          9.00
Saul Family Holdings             288,222           5,181,063                   0                0        5,181,063          4.17
Anita Saul                             0                   0             217,721                0          217,721           .18
Anita Saul Family Trust                0                   0             195,211                0          195,211           .16
W. Norris Little                 318,640             318,640             110,210                0          428,850           .35
Billie Mancin Little                   0                   0             110,210                0          110,210           .09
Little Family Limited
Partnership                      110,210             110,210                   0                0          110,210           .09
William C. Lusk, Jr.             626,129             626,129               8,528                0          634,657           .51
Vance D. Bell                    116,450             116,450                   0           55,800          172,250           .14
Gerald Embry                     339,982             339,982               4,844            2,700          347,526           .28
Spright D. Holland                30,270              30,270               1,450           32,400           64,120           .05
Kenneth G. Jackson                16,212              16,212                   0           58,600           74,812           .06
Jeffrey Todd Meadows               6,283               6,283                   0           41,400           47,683           .03
Percy D. Merritt                  27,167              27,167                   0           61,400           88,567           .07
Henry H. Long                     27,761              27,761                   0           61,400           89,161           .07
Julius C. Shaw, Jr.               47,828             555,712                   0           35,500          591,212           .47
J. C. Shaw                             0           6,313,931              64,622                0        6,378,553          5.14
Shaw Family Holdings, LLC              0                   0                   0                0                0             0
Legacy Strata, LLC                     0           6,309,656                   0                0        6,309,656          5.08
Linda Saul Schejola               77,969           7,777,777                   0                0        7,777,777          6.27
Linda Saul Schejola Family
  Trust                                0           7,699,808                   0                0        7,699,808          6.21
R. Julian McCamy(1)              427,236           3,163,344                   0                0        3,163,344          2.55
Eleanor Shaw McCamy                    0                   0                   0                0                0             0
McCamy Capital, LLC                    0           1,838,771                   0                0        1,838,771          1.48
Club Development Associates, Inc.      0             110,526                   0                0          110,526           .09
Mike Sanders                           0             110,526                   0                0          110,526           .09

--------------------------

*Represent shares subject to stock options exercisable within 60 days.

(1) Computed based on 124,208,907 shares of Common Stock of the Issuer outstanding as of December 5, 2000.

                                 EXHIBIT INDEX


         99.1 Agreement and Plan of Merger, dated as of October 19, 2000, by and among SII Acquisition, Inc., Shaw Industries, Inc., and Berkshire Hathaway Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Form 8-K/A filed with the Commission on November 2, 2000.]

         99.2 Amended and Restated Contribution and Participation Agreement, dated as of December 1, 2000, by and among SII Acquisition, Inc., Berkshire Hathaway Inc. and the Continuing Holders. [Incorporated by reference to Appendix B to the Issuer's Definitive Proxy Statement on Schedule 14A filed with the Commission on December 8, 2000.]

         99.3 Amended and Restated Voting Agreement, dated as of October 30, 2000, by and among Berkshire Hathaway Inc., SII Acquisition, Inc. and the shareholders referenced therein. [Incorporated by reference to Appendix C to the Issuer's Definitive Proxy Statement on Schedule 14A filed with the Commission on December 8, 2000.]

         99.4 Investor Voting Agreement, dated as of October 19, 2000, by and between Berkshire Hathaway Inc. and Shaw Industries, Inc. [Incorporated by reference to Exhibit of the same number to the Issuer's Current Report on Form 8-K filed with the Commission on October 24, 2000.]

         99.5 Power of Attorney. [Incorporated by reference to Exhibit of the same number to the Schedule 13D filed with the Commission on October 30, 2000.]

         99.6     Power of Attorney.

         99.7     Power of Attorney.

         99.8     Amended and Restated Joint Filing Agreement.